UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 26, 2010

METROPOLITAN HEALTH NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation)

0-28456		65-0635748
(Commission file number)		(I.R.S. Employer Identification No.)

250 Australian Avenue South, Suite 400
West Palm Beach, FL 33401
(Address of principal executive offices, including zip code)

(561) 805-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 26, 2010, we amended and restated the employment agreement of our Chief Executive Officer, Michael M. Earley (the “Amended Employment Agreement”). The Amended Employment Agreement reflects the terms and conditions that previously existed in Mr. Earley’s employment agreement immediately prior to the first announcement in December 2009 of Mr. Earley’s anticipated departure.

The Amended Employment Agreement has an initial term of one year and is automatically renewable for successive one-year terms, unless terminated in accordance with the terms of the agreement.  The agreement provides for an annual base salary to be reviewed annually.  Mr. Earley’s base salary has been fixed for 2010 at $386,250, reflecting a three percent increase from his 2009 base salary.  Our Board of Directors may, in its sole discretion, increase Mr. Earley’s salary and award bonuses and options to Mr. Earley at any time.  The Amended Employment Agreement also provides for an automobile allowance in the amount of $850 per month, a telephone allowance in the amount of $250 per month, vacation, participation in all benefit plans offered by us to our executives and the reimbursement of reasonable business expenses.  The Amended Employment Agreement also contains non-disclosure, non-solicitation and non-compete restrictions.  The non-solicitation and non-compete restrictions survive for a period of two years and one year, respectively, following the date of termination of Mr. Earley’s employment with the Company.  Either party may terminate Mr. Earley’s employment with the Company at any time.

The foregoing description of the Amended Employment Agreement is qualified in its entirety by reference to such agreement, filed as Exhibit 10.1 hereto, which is hereby incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

    (d)            Exhibits

            10.1           Amended and Restated Employment Agreement, effective as of April 26, 2010, by and between the Company and Michael M. Earley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROPOLITAN HEALTH NETWORKS, INC.

Date: April 27, 2010	By:	/s/ Roberto L. Palenzuela
Roberto L. Palenzuela
Secretary and General Counsel